Exhibit 10.3

 AMENDMENT TO RESTRICTED STOCK AGREEMENT
UNDER THE 2007 EQUITY INCENTIVE PLAN
OF BENIHANA INC.

THIS AMENDMENT to Restricted Stock Agreement under the 2007 Equity Incentive Plan of Benihana Inc. is executed by Benihana Inc. and Christopher P. Ames, effective January 24, 2011.

WHEREAS, the parties entered into a Restricted Stock Agreement under the 2007 Equity Incentive Plan of Benihana Inc. ("RSA") that provides vesting provisions upon a sale of Benihana Inc., as defined in the RSA; and

WHEREAS, the parties desire to amend certain of the vesting provisions.

NOW, THEREFORE, the parties agree as follows:

l.           Section 2 of the RSA and Section 3(b) of the RSA are amended to read as provided in the Attachment to this Amendment effective upon execution of this Amendment.

2.           This Amendment also applies to the definition of "Jefferies-Advised Sale of the Company" referred to in the Employment Agreement between the parties dated December 8, 2010.

BENIHANA INC.

By:	/s/ Richard Stockinger

Print Name:	Richard Stockinger

Print Title:	President and Chief Executive Officer

Date:	January 24, 2011

/s/ Christopher P. Ames
CHRISTOPHER P. AMES

ATTACHMENT TO AMENDMENT TO RESTRICTED STOCK AGREEMENT BENIHANA INC. AND CHRISTOPHER P. AMES

A.           Section 2 of the Restricted Stock Agreement is amended to read as follows:

2.           VESTING.

(a)           General Vesting. Except as otherwise set forth herein, the number of Shares underlying the Grant as listed on the Information Page will become vested and non-forfeitable on the date on which the applicable Restricted Period lapses, provided that, on the date on which such applicable Restricted Period lapses, the Grantee continues to be employed by the Company (the "Condition"). Promptly following the lapse of each applicable Restricted Period, the Stock Plan Administrator will deliver to the Grantee (or his permitted transferee pursuant to Paragraph 5 hereof) the number of Shares with respect to which the Condition was satisfied on the date on which such applicable Restricted Period lapsed, subject to any amounts that are withheld pursuant to Paragraph 9. The "Restricted Period" shall mean, with respect to any Share underlying the Grant, the period of time commencing on the date of the Grant and ending on the later to occur of (i) the applicable vesting date as listed on the Information Page (the "Vesting Date") and (ii) the applicable Vesting Price Date. The "Vesting Price Date" shall mean, with respect to any Share underlying the Grant, the date on which the average closing price of a share of Common Stock (as reported on the national stock exchange or interdealer quotation system on which the Common Stock is principally traded) for the then immediately preceding ninety (90) calendar days (the "Average Vesting Price") equals or exceeds the applicable vesting price as listed on the Information Page (the "Vesting Price").

(b)           Special Vesting Upon Jefferies-Advised Sale of Company.

(i)           The Board of Directors of the Company (the "Board") has announced its intent to explore strategic alternatives to maximize shareholder value, including a sale of the Company, and recently retained Jefferies & Company, Inc. as exclusive financial advisor to advise it in the sale process. A "Sale of the Company," as defined in (iii) below, pursuant to a transaction for which Jefferies & Company, Inc. serves as advisor is referred to in this Agreement as a "Jefferies-Advised Sale."

(ii)           Notwithstanding Paragraph 2(a), above, if a Jefferies-Advised Sale occurs and the value of the consideration per share of Common Stock (to include, for purposes of this Paragraph 2, Common Stock and Class A Common Stock of the Company) in the transaction resulting from such Jefferies-Advised Sale equals or exceeds $10 per share (with any non-cash consideration valued at fair market value), then from and after the occurrence of such Jefferies-Advised Sale, the restrictions comprising both the Vesting Date and Vesting Price Date components of the Restricted Period shall be deemed to be satisfied (as of the occurrence of such Jefferies-Advised Sale) with respect to all Shares underlying the Grant.

(iii)           Unless otherwise agreed to in writing by the Grantee and the Company prior to the applicable event, a "Sale of the Company" means the occurrence of both (A) approval or recommendation by the Board of the Company of a transaction that the Board determines is designed to result, directly or indirectly, in the acquisition (other than from the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or

14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, for this purpose, the Company or its affiliates, or any employee benefit plan of the Company or its affiliates that acquires beneficial ownership of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of all of the then outstanding Common Stock of the Company and (B) closing of such transaction, regardless of the percentage of Common Stock actually sold in the transaction. For purposes of determining whether a Sale of the Company has occurred, any outstanding stock of the Company to be exchanged in the transaction for stock of an acquiring or surviving entity shall be treated as being acquired in the transaction by such individual, entity or group.

(c)           Special Vesting Upon Other Sale of Company

Notwithstanding Paragraph 2(a), above, if a Sale of the Company, as defined in Paragraph 2(b)(iii), other than a Jefferies-Advised Sale, occurs before all Shares otherwise vest under Paragraph 2(a), then from and after the occurrence of such Sale of the Company: (i) the restrictions comprising the Vesting Date component of the Restricted Period shall be deemed to be satisfied (as of the occurrence of such Sale of the Company) with respect to all Shares underlying the Grant; and (ii) the restrictions comprising the Vesting Price Date component of the Restricted Period shall be deemed to be satisfied (as of the occurrence of such Sale of the Company) with respect to any Shares underlying the Grant that have an applicable Vesting Price that is less than or equal to the price offered per share of Common Stock in the Sale of the Company. If, upon the occurrence of such Sale of the Company and after giving effect to the immediately preceding sentence, less than all of the Shares underlying the Grant have vested pursuant to this Paragraph 2(c), then, notwithstanding the occurrence of such Sale of the Company, the restrictions comprising the Vesting Price Date component of the Restricted Period shall continue unaffected and in full force and effect with respect to all of the Shares underlying the Grant other than the Shares that have so vested.

(d)           "Average Vesting Price" After Cessation of Public Trading

If less than all of the Shares underlying the Grant have vested at or prior to the time, if any, that the Common Stock is no longer traded on a national securities exchange or quoted on an interdealer quotation system, then, following the end of each calendar quarter, the Committee shall determine the deemed value of the shares that shall be deemed the applicable "Average Vesting Price." If any Shares underlying the Grant vest pursuant to this Paragraph 2(d) after the time, if any, that the Common Stock is no longer traded on a national securities exchange or quoted on an interdealer quotation system, then the Grantee shall have the right to sell to the Company, and, upon written notice thereof from the Grantee, the Company shall purchase from the Grantee, such vested Shares for the price per Share of the Average Vesting Price determined by the Committee with respect to the calendar quarter immediately preceding the date on which such Shares have vested. Such purchase by the Company shall be consummated within 45 days after receipt of the written notice from the Grantee.

B.           Section 3(b) of the Restricted Stock Agreement is amended to read as follows:

(b)	Special Vesting Upon Jefferies-Advised Sale After Termination of Employment Without Cause or for Good Reason

In the event that the employment of the Grantee pursuant to that certain Employment Agreement between the parties in effect on the date of Grant (the "Employment Agreement') is terminated by the Company without Cause or by the Executive for Good Reason (as defined in the Employment Agreement) during the Restricted Period and within six months before the occurrence of a Jefferies-Advised Sale in which the price paid per share of Common Stock in the transaction resulting from such Jefferies-Advised Sale equals or exceeds $10 per share, then notwithstanding subparagraph (a) of this Paragraph 3, the restrictions comprising both the Vesting Date and Vesting Price Date components of the Restricted Period shall be deemed to be satisfied (as of the occurrence of such Jefferies-Advised Sale) with respect to all Shares underlying the Grant.